Exhibit 99

Media Contact: Investor Contact:	Tom Robinson 816-556-2902 Todd Kobayashi 816-556-2312

FOR IMMEDIATE RELEASE

GREAT PLAINS ENERGY AND KANSAS CITY POWER
& LIGHT CLOSE REVOLVING CREDIT FACILITIES

GREAT PLAINS ENERGY ANNOUNCES TIMING OF RELEASE OF 2005 EARNINGS GUIDANCE

Kansas City, MO, December 15, 2004 - Great Plains Energy Incorporated (NYSE:GXP) today announced the successful syndication of a $550 million, 5-year credit facility. The new Great Plains Energy credit line replaces a $150 million, 364-day line that matures in March 2005 and a $150 million, 3-year facility that matures in March 2007.

Concurrently with this closing, the Company's regulated electric utility subsidiary, Kansas City Power & Light Company (KCP&L), completed syndication of a $250 million facility, also with a 5-year term. This facility replaces $155 million in 364-day bilateral credit lines KCP&L had in place with seven individual banks.

The facilities were syndicated on a combined basis and were oversubscribed at $905 million. Allocations were made among the 16 participating institutions to reach the final combined total of $800 million, which represented a $100 million increase over the original target of $700 million. JP Morgan and Bank of America co-led the transaction.

"We are pleased to have completed these transactions," commented Andrea Bielsker, Chief Financial Officer. "Both Great Plains Energy and Kansas City Power & Light were able to obtain an increased level of committed liquidity for a 5-year period, with more attractive pricing and covenants than our previous lines. This successful transaction is evidence that our bank group supports our Company's operations and strategic direction. These lines give us significant additional flexibility to meet liquidity requirements as we execute our strategy in the years ahead."

The Company also announced that 2005 earnings guidance will be released in February 2005. This timing will allow KCP&L to gain additional regulatory clarity with regard to potential generation and environmental initiatives.

Great Plains Energy Incorporated (NYSE:GXP) headquartered in Kansas City, MO, is the holding company for Kansas City Power & Light Company, a leading regulated provider of electricity in the Midwest; and Strategic Energy LLC, a competitive electricity supplier. The Company's web site is www.greatplainsenergy.com.

CERTAIN FORWARD-LOOKING INFORMATION -- Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company is providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in the regional, national and international markets, including but not limited to regional and national wholesale electricity markets; market perception of the energy industry and the Company; changes in business strategy, operations or development plans; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to,

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deregulation, re-regulation and restructuring of the electric utility industry and constraints placed on the Company's actions by the Public Utility Holding Company Act of 1935; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air quality; financial market conditions and performance including, but not limited to, changes in interest rates and in availability and cost of capital and the effects on the Company's pension plan assets and costs; ability to maintain current credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts; increased competition including, but not limited to, retail choice in the electric utility industry and the entry of new competitors; ability to carry out marketing and sales plans; weather conditions including weather-related damage; cost, availability and deliverability of fuel; ability to achieve generation planning goals and the occurrence of unplanned generation outages; delays in the anticipated in-service dates of additional generating capacity; nuclear operations; ability to enter new markets successfully and capitalize on growth opportunities in non-regulated businesses; performance of projects undertaken by the Company's non-regulated businesses and the success of efforts to invest in and develop new opportunities; and other risks and uncertainties. This list of factors is not all-inclusive because it is not possible to predict all factors.

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